Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	News Media	Investor Relations
	Paul Fitzhenry	Ed Arditte
	609-720-4261	609-720-4621
Antonella Franzen
609-720-4665

Tyco International Provides Update on First Quarter 2010 Performance

Schaffhausen, Switzerland — January 18, 2010 — Tyco International (NYSE: TYC) announced today that it now expects to report diluted earnings per share from continuing operations before special items for the first quarter of fiscal 2010 in the range of $0.63 to $0.65 per share or $0.61 to $0.63 per share on a GAAP basis. This compares to the company’s previous guidance for diluted earnings per share from continuing operations before special items of $0.48 to $0.50 per share.  As previously announced, Tyco will report its financial results for the fiscal first quarter of 2010 before the NYSE opens on Thursday, January 28, 2010.

Preliminary results for the company included revenue of $4.25 billion in the quarter, which exceeded previous guidance of $4.1 billion. In addition, operating income before special items in the quarter was better than anticipated and was driven in part by improved operating results at each of the company’s business segments.  Corporate expense and the company’s tax rate were both below previous guidance due to the timing of certain items.  On a preliminary basis, higher operating segment income and lower corporate expense contributed approximately $0.10 to the improvement, with the remaining $0.05 attributable to the impact of lower taxes.

“We were pleased with our operating performance and margins in the first quarter,” said Ed Breen, Tyco Chairman and Chief Executive Officer.  “Although our first quarter was better than expected, our order activity continues to be relatively flat.  However, we are seeing increased quoting activity in our businesses.  In light of our order rates and the fact that we are still early in our fiscal year, we are maintaining our guidance for full year diluted earnings per share before special items of $2.30 to $2.50 per share.”

The company will discuss this updated first quarter outlook as part of the conference call announced for 8:30 a.m. on January 19, 2010 to discuss Tyco’s announcement of its agreement to acquire Brink’s Home Security Holdings, which now operates as Broadview Security.  The conference call can be accessed in the following ways:

•                  At Tyco’s website: http://investors.tyco.com.

•                  By telephone: For both “listen-only” participants and those participants who wish to take part in the question-and-answer portion of the call, the telephone dial-in number in the United States is (888) 455-5685. The telephone dial-in number for participants outside the United States is (773) 799-3896. The participant code is Tyco.

•                  An audio replay of the conference call will be available beginning at 10:00AM ET on January 20 and ending on January 26, 2010. The dial-in number for participants in the United States is (888) 562-0226. For participants outside the United States, the replay dial-in number is (203) 369-3740.

ABOUT TYCO INTERNATIONAL

Tyco International Ltd. (NYSE: TYC) is a diversified, global company that provides vital products and services to customers around the world.  Tyco is a leading provider of security products and services, fire protection and detection products and services, valves and controls, and other industrial products.  Tyco had 2009 revenue of more than $17 billion and has more than 100,000 employees worldwide.  More information on Tyco can be found at www.tyco.com.

FORWARD LOOKING STATEMENTS/SAFE HARBOR

This release contains certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein and in accompanying conference calls or webcasts that are not clearly historical in nature are forward-looking and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,”

“preliminary” and similar expressions are generally intended to identify forward-looking statements. The forward-looking statements in this release and accompanying conference calls generally include, but are not limited to, statements addressing Tyco’s future financial condition and operating results, as well as its portfolio refinement activities, including the proposed merger transaction. Economic, business, competitive and/or regulatory factors affecting Tyco’s businesses are examples of factors, among others, that could cause actual results to differ materially from those described in the forward-looking statements. Tyco is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise. More detailed information about these and other factors is set forth in Tyco’s Annual Report on Form 10-K for the fiscal year ended Sept. 26, 2008 and in the interim reports filed on Form 10-Q for subsequent quarterly periods.

Tyco has provided forward-looking statements regarding its income from continuing operations before special items, which is a non-GAAP measure. Tyco’s estimate of its income from continuing operations before special items excludes special items such as charges and gains related to acquisitions (including integration and transaction expenses related to the proposed merger), divestitures, restructurings, impairments, legacy legal and tax charges and other income or charges that may mask the underlying operating results and/or business trends of the company. Tyco uses income from continuing operations before special items to assess overall operating performance and to provide insight to management in evaluating operating plan execution and underlying market conditions. Income from continuing operations before special items is a useful measure for investors because it permits an additional meaningful comparison of Tyco’s underlying operating results and business trends between periods. The difference between income from continuing operations before special items and income from continuing operations (the most comparable GAAP measure) consists of the impact of the special items described above.  The limitation of this measure is that it excludes the impact (which may be material) of items that increase or decrease Tyco’s reported income from continuing operations. This limitation is best addressed by using the non-GAAP measure in combination with income from continuing operations before special items in order to better understand the amounts, character and impact of any increase or decrease on reported results.

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